Exhibit 99

MATRIX SERVICE COMPANY REPORTS FIRST QUARTER 2020 RESULTS
Announces share repurchase of up to $20.0 million
TULSA, OK – November 6, 2019 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its first quarter of fiscal 2020.
Key highlights:

•	Revenue increased by 6.2% to $338.1 million compared to $318.5 million in the first quarter of the prior fiscal year

•	Fully diluted earnings per share increased 175.0% to $0.22 in the first quarter compared to $0.08 in the first quarter of the prior fiscal year

•	Backlog at $1.082 billion compared to $1.098 billion at June 30, 2019; book-to-bill of 1.0 for the quarter on $321.7 million of project awards, led by Storage Solutions and Oil Gas & Chemical

•	Liquidity increased by 27.5% to $308.3 million at September 30, 2019 from $241.9 million at June 30, 2019, and by 138.5% from $129.3 million at September 30, 2018

•	Affirms guidance of $1.40 to $1.55 billion of revenue and earnings per fully diluted share of $1.10 to $1.40
“Our first quarter results were led by continued strong operating performance in our Storage Solutions and Industrial segments. These strong results were partially offset by a lower than anticipated margin on a project in the Oil Gas & Chemical segment and continued under-performance in the power delivery portion of our Electrical Infrastructure segment,” said John R. Hewitt, President and Chief Executive Officer.
“The diversity of our business coupled with our current backlog and project opportunity pipeline, supports the current fiscal year guidance and longer-term growth strategy. Looking forward, our healthy liquidity profile will allow us to both return value to shareholders through our planned share repurchase, which will occur throughout the remainder of the second quarter, as well as leverage our broad capabilities to grow the business.”
First Quarter Fiscal 2020 Results
Consolidated revenue was $338.1 million for the three months ended September 30, 2019, compared to $318.5 million in the same period in the prior year. On a segment basis, consolidated revenue increased in the Storage Solutions and Industrial segments by $37.3 million and $13.4 million, respectively. These increases were partially offset by decreases in consolidated revenue in the Oil Gas & Chemical and Electrical Infrastructure segments of $18.0 million and $13.2 million, respectively.
Consolidated gross profit increased to $32.5 million in the three months ended September 30, 2019 compared to $23.4 million in the same period in the prior year. The gross margin increased to 9.6% in the three months ended September 30, 2019 compared to 7.4% in the same period in the prior year. The fiscal 2020 gross margin was positively impacted by strong project execution in the Storage Solutions segment. The Oil Gas & Chemical segment performed well with the exception of under recovery of construction overhead costs caused by lower revenue and lower than expected margin on one project. The performance of the power delivery portion of the Electrical Infrastructure segment was impacted by a transmission and distribution project charge and low revenue volumes which led to under recovery of construction overhead costs.
Consolidated SG&A expenses were $23.7 million in the three months ended September 30, 2019 compared to $21.2 million in the same period in the prior year. This increase was primarily due to improved operating results, which led to higher incentive compensation expense, and investments in personnel to support the ongoing growth of our business.
Our effective tax rate for the three months ended September 30, 2019 was 30.6% compared to 16.4% for the same period a year ago. The effective tax rate in fiscal 2020 was negatively impacted by $0.3 million of excess tax expense related to the vesting of stock-based compensation. The effective tax rate for the three months ended September 30, 2018 was positively impacted by $0.3 million of excess tax benefits related to the vesting of stock-based compensation. We still expect our effective tax rate to be approximately 27.0% for the remainder of the fiscal year.
For the three months ended September 30, 2019 net income was $6.2 million, or $0.22 per fully diluted share, compared to $2.3 million or $0.08 per fully diluted share in the prior year.
Backlog
Backlog at September 30, 2019 was $1.082 billion compared to $1.098 billion at June 30, 2019. The quarterly book-to-bill ratio was 1.0 on project awards of $321.7 million.
Financial Position
At September 30, 2019 the Company had total liquidity of $308.3 million, which includes a cash balance of $139.9 million and availability under the credit facility. This represents an increase of $66.4 million since June 30, 2019. The Company's outstanding borrowings were $11.4 million at September 30, 2019.
The Company announces a share repurchase of up to $20.0 million to be executed through open market purchases of the Company's common shares during the remainder of the second quarter of fiscal 2020.
Outlook and Guidance
The outlook for our Storage Solutions and Oil Gas & Chemical segments remain positive. We expect Storage Solutions volumes to remain strong throughout the fiscal year. Increasing work on capital construction projects as well as increased maintenance and repair work should lead to increasing Oil Gas & Chemical revenue as we move through the rest of the fiscal year. Our Industrial segment, which has performed well over the last two years, will likely soften in the second half of the year due to weakness in pricing of certain commodities. However, our long-term outlook for this segment remains positive. Finally, in our Electrical Infrastructure segment, we continue to focus on operating improvements in the power delivery portion of the business.
Although uncertainty surrounding the current economic and political environment can impact the timing and volume of project awards and starts, we do not anticipate any significant impact on the current fiscal year. Therefore, the Company is maintaining fiscal 2020 guidance of revenue between $1.40 billion and $1.55 billion and earnings per fully diluted share of between $1.10 and $1.40.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, November 7, 2019 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company
Founded in 1984, Matrix Service Company (Nasdaq: MTRX) is parent to a family of companies that includes Matrix PDM Engineering, Matrix Service Inc., Matrix NAC, and Matrix Applied Technologies. Our companies design, build and maintain infrastructure critical to North America's energy and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.
With a culture driven by its core values of safety, integrity, stewardship, positive relationships, community involvement and delivering the best, Matrix has twice been named to Forbes Top 100 Most Trustworthy Companies in America and is consistently recognized as a Great Place to Work®.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2019	September 30, 2018
Revenues	$338,097	$318,511
Cost of revenues	305,632	295,090
Gross profit	32,465	23,421
Selling, general and administrative expenses	23,691	21,201
Operating income	8,774	2,220
Other income (expense):
Interest expense	(389)	(292)
Interest income	474	282
Other	3	546
Income before income tax expense	8,862	2,756
Provision for federal, state and foreign income taxes	2,711	451
Net income	$6,151	$2,305

Basic earnings per common share	$0.23	$0.09
Diluted earnings per common share	$0.22	$0.08
Weighted average common shares outstanding:
Basic	26,935	26,921
Diluted	27,575	27,589

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	September 30, 2019	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$139,889	$89,715
Accounts receivable, less allowances (September 30, 2019— $1,091 and June 30, 2019—$923)	214,614	218,432
Costs and estimated earnings in excess of billings on uncompleted contracts	65,996	96,083
Inventories	7,561	8,017
Income taxes receivable	1,337	29
Other current assets	9,969	5,034
Total current assets	439,366	417,310
Property, plant and equipment at cost:
Land and buildings	41,057	41,179
Construction equipment	92,142	91,793
Transportation equipment	55,179	52,526
Office equipment and software	44,164	43,632
Construction in progress	7,563	7,619
Total property, plant and equipment - at cost	240,105	236,749
Accumulated depreciation	(158,589)	(157,414)
Property, plant and equipment - net	81,516	79,335
Operating lease right-of-use assets	23,595	—
Goodwill	93,300	93,368
Other intangible assets	18,516	19,472
Deferred income taxes	2,719	2,683
Other assets	13,742	21,226
Total assets	$672,754	$633,394

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	September 30, 2019	June 30, 2019
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$96,984	$114,647
Billings on uncompleted contracts in excess of costs and estimated earnings	130,191	105,626
Accrued wages and benefits	34,214	38,357
Accrued insurance	9,539	9,021
Operating lease liabilities	8,660	—
Income taxes payable	—	2,517
Other accrued expenses	5,721	5,331
Total current liabilities	285,309	275,499
Deferred income taxes	2,346	298
Operating lease liabilities	15,998	—
Borrowings under senior secured revolving credit facility	11,366	5,347
Other liabilities	308	293
Total liabilities	315,327	281,437
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2019 and June 30, 2019; 27,131,446 and 26,807,203 shares outstanding as of September 30, 2019 and June 30, 2019	279	279
Additional paid-in capital	132,936	137,712
Retained earnings	245,627	239,476
Accumulated other comprehensive loss	(8,145)	(7,751)
	370,697	369,716
Less: Treasury stock, at cost — 756,771 shares as of September 30, 2019, and 1,081,014 shares as of June 30, 2019	(13,270)	(17,759)
Total stockholders' equity	357,427	351,957
Total liabilities and stockholders’ equity	$672,754	$633,394

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2019	September 30, 2018
Gross revenues
Electrical Infrastructure	$31,532	$44,701
Oil Gas & Chemical	57,786	75,562
Storage Solutions	150,752	113,767
Industrial	99,287	85,557
Total gross revenues	$339,357	$319,587
Less: Inter-segment revenues
Oil Gas & Chemical	$256	$71
Storage Solutions	685	1,005
Industrial	319	—
Total inter-segment revenues	$1,260	$1,076
Consolidated revenues
Electrical Infrastructure	$31,532	$44,701
Oil Gas & Chemical	57,530	75,491
Storage Solutions	150,067	112,762
Industrial	98,968	85,557
Total consolidated revenues	$338,097	$318,511
Gross profit
Electrical Infrastructure	$104	$3,383
Oil Gas & Chemical	3,635	5,625
Storage Solutions	21,055	9,553
Industrial	7,671	4,860
Total gross profit	$32,465	$23,421
Operating income (loss)
Electrical Infrastructure	$(1,844)	$657
Oil Gas & Chemical	(1,773)	514
Storage Solutions	9,452	285
Industrial	2,939	764
Total operating income	$8,774	$2,220

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding is high. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended September 30, 2019:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2019	$73,883	$134,563	$641,295	$248,608	1,098,349
Project awards	30,312	91,160	143,467	56,749	321,688
Revenue recognized	(31,532)	(57,530)	(150,067)	(98,968)	(338,097)
Backlog as of September 30, 2019	$72,663	$168,193	$634,695	$206,389	$1,081,940
Book-to-bill ratio(1)	1.0	1.6	1.0	0.6	1.0

(1)	Calculated by dividing project awards by revenue recognized during the period.